As filed with the United States Securities and Exchange Commission on June 24, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fiverr International Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Fiverr International Ltd.

8 Eliezer Kaplan St,

Tel Aviv 6473409, Israel

Tel: +972-72-2280910

(Address of Principal Executive Offices)(Zip Code)

2019 Share Incentive Plan
2011 Share Option Plan

(Full Title of the Plans)

C T Corporation System
28 Liberty Street
New York, NY 10005
(212) 894-89409

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe Ian D. Schuman Joshua G. Kiernan Adam J. Gelardi Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Tel: (212) 906-1200 Fax: (212) 751-4864	Itay Frishman Shachar Hadar Miri Shalit Elad Ziv Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Road Ramat Gan 5250608, Israel Tel: +972 (3) 610-3100 Fax: +972 (3) 610-3111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer ☐	Smaller reporting company	☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, no par value per share
Shares reserved for issuance under the 2019 Share Incentive Plan (the “2019 Plan”)	560,912	(2)	$28.29	(4)	$15,868,200.48	$1,923.23
Shares issuable upon exercise of Options outstanding under the 2011 Share Option Plan (the “2011 Plan”)	4,377,737	(3)	$9.01	(5)	$39,443,410.37	$4,780.54
Total	4,938,649		—		$55,311,610.85	$6,703.77

(1)                Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional of the Registrant’s ordinary shares, no par value (“Ordinary Shares”) that become issuable under the 2011 Plan and the 2019 Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding ordinary shares of the Registrant.

(2)                Represents 560,912 Ordinary Shares reserved for issuance under the 2019 Plan, which number consists of (a) 560,854 Ordinary Shares initially available for grants under the 2019 Plan and (b) 58 Ordinary Shares underlying options previously granted under the 2011 Plan that became again available for issuance under the 2019 Plan pursuant to the terms thereof. The number of Ordinary Shares reserved for issuance under the 2019 Plan will automatically increase on January 1 of each calendar year, from January 1, 2020 through January 1, 2029, by that number of Ordinary Shares equal to the lesser of: (i) 14,259,677 Ordinary Shares, (ii) 5% of the total number of Ordinary Shares outstanding as of the last day of the immediately preceding calendar year on a fully diluted basis, and (iii) an amount determined by the board of directors of the Registrant, if so determined prior to January 1 of the calendar year in which the increase will occur.

(3)                Represents Ordinary Shares issuable upon exercise of outstanding options under the 2011 Plan.

(4)                Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based on the average of the high and low prices of the Company’s ordinary shares as reported on The New York Stock Exchange on June 21, 2019.

(5)                For purposes of computing the registration fee only.  Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted options that remain outstanding under the 2011 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.      PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.      REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

Information Required in the Registration Statement

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a)         The Registrant’s prospectus filed with the Commission on June 14, 2019 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form F-1 originally filed with the Commission on May 16, 2019, as amended (File No. 333-231533); and

(b)         The description of the Registrant’s Ordinary Shares contained in the Registrant’s registration statement on Form 8-A filed on June 4, 2019 (File No. 001-38929) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain Reports on Form 6-K furnished by the Company to the Commission (which indicate that they are incorporated herein by reference) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.      DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•                  financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•                  reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent and (2) in connection with a monetary sanction;

•                  reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•                  expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the “Israeli Securities Law”).

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•                  a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•                  a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•                  a financial liability imposed on the office holder in favor of a third-party;

•                  a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•                  expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•                  a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•                  a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•                  an act or omission committed with intent to derive illegal personal benefit; or

•                  a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the Chief Executive Officer, by shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy, that compensation policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association allow us to indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $40 million and 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the  Commission, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.      EXHIBITS.

The Exhibits to this Registration Statement on Form S-8 are listed in the Exhibit Index attached hereto and incorporated herein by reference.

ITEM 9.      UNDERTAKINGS.

(a)         The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)              to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

iii)            To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)               The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit

3.1	Form of Amended and Restated Articles of Association of the Registrant(1)

5.1*	Opinion of Meitar Liquornik Geva Leshem Tal as to the legality of the Registrant’s Ordinary Shares

23.1*	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global

23.2*	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1*	2019 Share Incentive Plan

99.2	2011 Share Option Plan, amended(2)

(1)                                 Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-231533), originally filed with the Commission on May 16, 2019, as amended, and incorporated herein by reference.

(2)                                 Previously filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-231533), originally filed with the Commission on May 16, 2019, as amended, and incorporated herein by reference.

*                                         Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 24th day of June, 2019.

Fiverr International Ltd.
By:	/s/ Micha Kaufman
Name:	Micha Kaufman
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Micha Kaufman and Ofer Katz, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 24, 2019.

Name	Title

/s/ Micha Kaufman	Co-Founder and Chief Executive Officer
Micha Kaufman	(Principal Executive Officer)

/s/ Ofer Katz	Chief Financial Officer
Ofer Katz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Philippe Botteri	Director
Philippe Botteri

/s/ Adam Fisher	Director
Adam Fisher

/s/ Ron Gutler	Director
Ron Gutler

/s/ Gili Iohan	Director
Gili Iohan

/s/ Jonathan Kolber	Director
Jonathan Kolber

/s/ Erez Shachar	Director
Erez Shachar

/s/ Nir Zohar	Director
Nir Zohar

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Fiverr International Ltd., has signed this registration statement on June 24, 2019.

By:	/s/ Jinjin Qian
Name:	Jinjin Qian
Title:	VP, Strategic Finance